Exhibit 10.19

NATIONAL HOLDINGS CORPORATION
2013 OMNIBUS INCENTIVE PLAN

Nonqualified Stock Option and Dividend Equivalent Agreement

No. of shares subject to

Nonqualified Stock Option: 1,500,000

THIS NONQUALIFIED STOCK OPTION AND DIVIDEND EQUIVALENT AGREEMENT (this "Agreement") dated as of the 20th day of June, 2013, between National Holdings Corporation, a Delaware corporation (the "Company"), and Mark H. Goldwasser (the "Participant"), is made pursuant and subject to the provisions of the Company's 2013 Omnibus Incentive Plan (the "Plan"), a copy of which is attached hereto. All terms used herein that are defined in the Plan have the same meaning given them in the Plan, except as provided in this Agreement.

1.     Grant of Awards. Pursuant to the Plan, the Company, on June 20, 2013 (the "Date of Grant"),

granted to the Participant, subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth herein, the Option described in Section 1(a) below (the "Option") and the Dividend Equivalents described in Section 1(b) below (the "Dividend Equivalents", collectively with the Option, the "Awards"):

(a)     Grant of Option. The Option gives the Participant the right and option to purchase from the Company all or any part of an aggregate of 1,500,000 shares of the Common Stock of the Company, at the exercise price of (a) $0.50 per share with respect to 500,000 of such shares ("Tranche A"), (b) $0.70 with respect to 500,000 of such shares ("Tranche B"), and (c) $0.90 with respect to 500,000 of such shares ("Tranche C") (with each such exercise price being not less than the Fair Market Value of a share of Common Stock on the Date of Grant). This Option is intended to be treated as a nonqualified stock option, which is not subject to Code Section 421. This Option is exercisable as hereinafter provided.

(b)     Grant of Dividend Equivalents. The Dividend Equivalent gives the Participant the right to share in ordinary cash dividends declared on shares of Common Stock subject to any unexercised portion of the Option, for which adjustments are not permissible under Section 8 below, subject to the terms and conditions set forth herein.

2.     Terms and Conditions. The Awards are subject to the following terms and conditions:

(a)     Expiration Date. The Awards shall expire at 11:59 p.m. on September 30, 2020 (the "Expiration Date") or, if earlier, the time set forth in Sections 3 or 4, as applicable. No Option may be exercised after the Option expires and the Participant shall have no rights to Dividend Equivalents with respect to any dividends declared on any unexercised portion of the Option on or after the date the Option expires.

(b)     Vesting of Awards.

(i)     In General. Except as otherwise provided below, each Tranche shall be exercisable, and Dividend Equivalents shall be vested, with respect to 166,667 shares of Common Stock on the Date of Grant; with respect to an additional 166,667 shares on the first annual anniversary of the Date of Grant and with respect to 166,666 shares on the second annual anniversary of the Date of Grant, provided the Participant has been continuously employed by, or providing services to, the Company or an Affiliate from the Date of Grant until such time. Once this Option has become exercisable, it shall continue to be exercisable until the earlier of the termination of the Participant's rights hereunder pursuant to Sections 3 or 4 of this Agreement or the Expiration Date. A partial exercise of this Option shall not affect the Participant's right to exercise this Option with respect to the remaining shares of Common Stock, subject to the conditions of the Plan and this Agreement.

(ii)     Qualifying Termination or Change in Control. In the event (A) the Participant's employment or service with the Company and/or its Affiliates is terminated by the Company without "Cause" (as defined in the Employment Agreement between the Company and the Participant, dated July 1, 2008, as amended June 20, 2013 (the "Employment Agreement")), by the Company due to "Disability" (as defined in the Employment Agreement), by the Participant for "Good Reason" (as defined in the Employment Agreement) or as a result of the Participant's death (any of such events a "Qualifying Termination") or (B) a Change in Control of the Company, provided the Participant has remained in continuous employment until such Change in Control, the Option shall become exercisable in full, to the extent not then previously exercisable and the Dividend Equivalents shall become vested in full.

(c)     Method of Option Exercise and Payment for Shares. The Option shall be exercised by delivering written notice of exercise, along with the Option price for the portion of the Option being exercised and all applicable tax withholdings, to the attention of the Company's Secretary at the Company's address specified in Section 9 below. The exercise date shall be the date of delivery. The Participant shall pay the Option price (i) in cash or cash equivalent acceptable to the Committee, (ii) by surrendering shares of Common Stock the Participant already owns, (iii) by a cashless exercise through a broker, (iv) by means of a "net settlement" procedure, (v) by such other medium of payment as the Committee shall authorize or (vi) by any combination of the allowable methods of payment set forth herein. Additionally, the Participant shall pay all applicable tax withholdings in cash or cash equivalent acceptable to the Committee.

(d)     Payment of Dividend Equivalents. Amounts accrued in respect of the Vested Dividend Equivalents, if any, shall be paid in a lump sum in cash on September 30, 2020 or such earlier time as may be permitted under Code Section 409A (including, without limitation, under Treasury Regulation Section 1.409A-3(jX4Xix), which shall not require the consent of the Participant); provided, that amounts accrued in respect of any Dividend Equivalents as of the date of a Change in Control (that qualifies for a 409A Award) prior to September 30, 2020 will be paid on the date of such Change in Control and such Change in Control shall not, in and of itself, result in the cessation of further accruals in respect of the Dividend Equivalents (for the avoidance of doubt, any further accruals shall be paid on September 30, 2020).

(e)     Assumption on a Change in Control. Notwithstanding any term of the Plan to the contrary (including, without limitation, Section 14.05), in no event may the Awards be cancelled, terminated or cashed out, without the Participant's express prior written consent in connection with any merger, stock sale, asset sale or similar transaction (including without limitation any Change in Control), and the Company shall provide and arrange for any successor to the Company or such other applicable party to such Change in Control or other transaction (or its parent or subsidiary, as the case may be) to assume the Awards (or substitute a replacement award on equal terms for the Awards). The foregoing shall not affect the termination of the Option by its terms under Section 2, 3 or 4 of this Agreement, nor shall it affect the ability of the Company to adjust the Awards under Article XVI of the Plan or to terminate and liquidate the Plan with respect to Dividend Equivalents after the Option has been exercised in full or expired pursuant to its terms to the extent such termination and liquidation is otherwise permissible under Treasury Regulation Section 1.409A-3(jX4Xix), all of which may occur without the Participant's written consent.

(f)     Transferability. The Awards may be transferred to immediate family members or trusts or other entities on behalf of the Participant and/or immediate family members. Any such transfer will be permitted only if (a) the Participant does not receive any consideration for the transfer and (b) the Committee expressly approves the transfer which approval shall not be unreasonably withheld or delayed. The holder of an Award transferred pursuant to this Section shall be bound by the same terms and conditions that governed the Award during the period that it was held by the Participant; provided, however, that such transferee may not transfer an Award except by will or the laws of descent and distribution. No right or interest of the Participant or any transferee in an Award shall be liable for, or subject to, any lien, obligation or liability of the Participant or any transferee.

3.     Exercise in the Event of Termination other than Qualifying Termination. In the event the

Participant's employment or service with the Company and/or its Affiliates is terminated other than as a result of a Qualifying Termination, this Option shall be exercisable for all or part of the number of shares of Common Stock subject to the Option that were exercisable as of the date of the Qualifying Termination, reduced by the number of shares for which the Participant previously exercised the Option and the Dividend Equivalents shall survive, only until the earlier of (a) the third anniversary of the termination date or (b) the Expiration Date and the Awards shall thereafter expire. Section 19.11 of the Plan shall not apply with respect to the Awards. Notwithstanding the lapse of any Dividend Equivalents on such date, the obligation to pay any amounts accrued in respect of the Dividend Equivalents as of such date shall survive and be paid in accordance with the terms of this Agreement.

4.     Exercise in the Event of Qualifying Termination. In the event the Participant's employment or service with the Company and/or its Affiliates is terminated as a result of a Qualifying Termination, this Option shall be exercisable for all or part of the number of shares of Common Stock that were exercisable as of the date of, or as a result of, such termination of employment, reduced by the number of shares for which the Participant previously exercised the Option and the Dividend Equivalents shall survive, only until the Expiration Date and the Awards shall thereafter expire. Notwithstanding the lapse of any Dividend Equivalents on such date, the obligation to pay any amounts accrued in respect of the Dividend Equivalents as of such date shall survive and be paid in accordance with the terms of this Agreement.

5.     Agreement to Terms of the Plan and Agreement. The Participant has received a copy of the Plan, has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their terms and conditions except as modified herein.

6.     Tax Consequences. The Participant acknowledges (i) that there may be adverse tax consequences upon acquisition or disposition of the shares of Common Stock received upon exercise of this Option or upon receipt of the Dividend Equivalents or payments thereof and (ii) that Participant should consult a tax adviser prior to such acquisition or disposition of the shares of Common Stock. The Participant is solely responsible for determining the tax consequences of the Awards and for satisfying the Participant's tax obligations with respect to the Awards.

7.     Fractional Shares. Fractional shares shall not be issuable hereunder, and when any provision hereof may entitle the Participant to a fractional share such fractional share shall be disregarded.

8.     Adjustments: Change in Capital Structure. The terms of this Option shall be adjusted. if at all, in accordance with the terms and conditions of the Plan as the Committee determines is equitably required in the event the Company effects one or more extraordinary dividends, stock dividends, stock splits, subdivisions or consolidations of shares or other similar changes in capitalization (which adjustment shall be no less favorable than any other holder of options of the Company). Additionally, the exercise price per share in each of the Tranches shall be adjusted for any ordinary dividends declared on each share of Common Stock subject to the Tranche; provided, however, that any such adjustment shall be limited so that the exercise price per share does not fall below the greater of (i) the Fair Market Value of the Common Stock on the Date of Grant or (ii) the Fair Market Value of the Common Stock on the date the dividend is declared (or, if later, the date of adjustment in respect of such dividend). For purposes of this Section, adjustments shall be allocated on a per share basis.

9.     Notice. Any notice or other communication given pursuant to this Agreement, or in any way with respect to the Awards hereunder, shall be in writing and shall be personally delivered or mailed by United States registered or certified mail, postage prepaid, return receipt requested, to the following addresses:

If to the Company: If to the Participant:

National Holdings Corporation

120 Broadway, 27th Floor

New York, New York 10271

Attention: Mark Klein

Mark H. Goldwasser

c/o National Holdings Corporation

120 Broadway, 27th Floor

New York, New York 10271

10.     Shareholder Rights. The Participant shall not have any rights as a shareholder with respect to shares of Common Stock subject to this Option until the issuance of the shares of the Common Stock upon exercise of the Option. Notwithstanding the foregoing, the Participant shall have the right to Dividend Equivalents, as set forth herein.

11.     No Right to Continued Employment or Service. Neither the Plan, the granting of the Awards nor any other action taken pursuant to the Plan or the Awards constitutes or is evidence of any agreement or understanding, expressed or implied, that the Company or any Affiliate shall retain the Participant as an employee or other service provider for any period of time or at any particular rate of compensation.

12.     Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and the successors of the Company.

13.     Conflicts. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Agreement shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof.

14.     Counterparts. This Agreement may be executed in a number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one in the same instrument.

15.     Miscellaneous. The Company agrees to file with the SEC as soon as reasonably practicable following the Date of Grant, a Form S-1 or Form S-8 registration statement covering the shares of Common Stock subject to the Option. The parties agree to execute such further instruments and take such further actions as may be necessary to carry out the intent of the Plan and this Agreement. This Agreement and the Plan shall constitute the entire agreement of the parties with respect to the subject matter hereof.

16.     Section 409A. Notwithstanding any of the provisions of this Agreement, the parties intend that the Option be exempt from Code Section 409A and the Dividend Equivalents comply with Code Section 409A. Each payment, amount or benefit payable hereunder that is subject to Code Section 409A shall be treated as a separate payment in a series of separate payments for all purposes under Code Section 409A. Notwithstanding the preceding, neither the Company nor any Affiliate shall be liable to the Participant or any other person if the Internal Revenue Service or any court or other authority have any jurisdiction over such matter determines for any reason that an Award is subject to taxes, penalties or interest as a result of failing to be exempt from, or comply with, Code Section 409A (other than resulting from the gross negligence or willful misconduct of the Company, Affiliate or person after the date first referenced above).

17.     Governing Law. This Agreement shall be governed by the laws of the State of Delaware, except to the extent federal law applies.

18.     Other Terms. In no event will the Participant be required to enter into any agreement referenced in Section 19.10, and in no event will the Participant be subject to any Clawback Requirement. The rights of the Committee under Article XVIII of the Plan shall only be exercised by the Committee if the Committee and the Participant agree in good faith (i) that there exists a "parachute payment" (as defined under Code Section 280G(bX2)) and (ii) that there exists a Reduced Amount and its amount. Nothing in the preceding sentence or in Article XVIII shall preclude the Participant from contesting any taxes under Code Section 4999 of the Code.

[Signatures continued next page]

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and the Participant has affixed his signature hereto.

COMPANY:

By:	/s/ Mark D. Klein
Name: Mark D. Klein
Title:

PARTICIPANT:

/s/ Mark Goldwasser
Mark Goldwasser